*Indicates that confidential
                                                    portion has been omitted and
                                                       filed separately with the
                                              Securities and Exchange Commission


                       MANUFACTURING AND SUPPLY AGREEMENT

         THIS MANUFACTURING AND SUPPLY AGREEMENT (the "Agreement") is made as of the 21st day of December, 1996 (the "Effective Date") by and between ROYAL GRIP, INC., a Nevada corporation ("Purchaser"), having its principal executive offices at 444 West Geneva, Tempe, Arizona 85282, and ACUSHNET RUBBER COMPANY, INC., a Massachusetts corporation, ("Vendor"), having its principal executive offices at 744 Belleville Avenue, New Bedford, Massachusetts 02742-6916.

                                    RECITALS

         A. Under this Agreement Vendor will become the exclusive supplier of non-cord golf grips ("Grips") to Purchaser and it is intended will become the exclusive supplier of cord grips to Purchaser.

         B. Vendor is willing to supply Grips to Purchaser and Purchaser is willing to purchase Grips from Vendor upon the terms and conditions hereinafter set forth.

         C. As of the date hereof, Purchaser and Vendor are also entering into a capital lease agreement (the "Lease Agreement") pursuant to which Vendor will lease from Purchaser manufacturing equipment useful in producing Grips.

         D. This Agreement and the Lease Agreement have been negotiated by Purchaser and Vendor at arm's length and in good faith for the purpose of achieving the parties' commercial expectations.

         NOW, THEREFORE, in consideration of the covenants and mutual agreements set forth herein and in the Lease Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in reliance upon the representations and warranties contained herein, the parties agree as follows:

                                    ARTICLE I
                          SUPPLY AND PURCHASE OF GRIPS

1.1 Supply and Purchase of Grips.

         (a) During the term hereof, Purchaser shall purchase Grips from Vendor and Vendor shall sell Grips to Purchaser in accordance with the terms and conditions contained herein. The Grips will be resold as products of Purchaser and will not, without Purchaser's and Vendor's written consent, bear the name of or any logo or trademark of Vendor.

         (b) Subject to the terms hereof, Purchaser hereby agrees to purchase from Vendor 100% of its requirements of Grips during the term of this Agreement.

                                                 * Confidential portion has been
                                                    omitted and filed separately
                                                             with the Commission

         (c) Subject to the terms hereof, and except as set forth in Section 6.5 hereof, Vendor hereby agrees to sell 100% of the Grips it produces during the term of this Agreement to Purchaser.

         (d) The parties hereby acknowledge and agree that there will be a transition period during which production of Grips will be transferred from Purchaser to Vendor. During this period, Purchaser will continue to produce Grips.

                                   ARTICLE II
                         FORECASTS; ORDERS; AND SHIPMENT

2.1 1997 Purchase Obligations. Subject to Section 7.3(d) hereof, Purchaser hereby agrees to purchase Grips from Vendor in each calendar year of this Agreement at the annualized rate of [ * ] per year from the beginning of the first full month in which Vendor achieves full production. Vendor estimates that it will achieve full production by February 1, 1997 and commits to achieve full production levels no later than February 15, 1997. By way of example, if Vendor achieves full production by February 1, 1997, Purchaser will be obligated to purchase 11/12 x [ * ] Grips, or [ * ] Grips in 1997 (plus any Grips produced by and purchased from Vendor in January 1997). Thereafter, during each year of the Agreement, Purchaser shall purchase a minimum of [ * ] Grips.

2.2 Rolling Forecasts; Firm Orders.

         (a) Purchaser agrees that during the term of this Agreement it shall provide Vendor with a rolling forecast of its purchase requirements of Grips for each of the following three months. This forecast shall be provided on or before the first day of the month immediately preceding the first month included in such forecast. Within five (5) days from the date when Vendor has received a forecast from Purchaser, Vendor shall confirm such forecast by facsimile to Purchaser.

         (b) Forecasts shall be deemed to be firm orders with respect to the first month included in such rolling three month forecasts (unless notified in writing to the contrary at least a month prior to the first month of the forecast). With respect to the second and third months included in such forecasts, such forecasts shall not be considered binding commitments on the part of Purchaser to order the quantity of Grips specified therein, but are to be given solely for the purpose of enabling Vendor to make preliminary plans for its manufacturing operations during the applicable period. By way of example, a forecast for the three months April to June of a given year shall be supplied on or before March 1 of such year; the forecast for April shall be deemed to be a firm order (unless modified prior to March 1). A copy of Purchaser's initial forecast/firm order has been provided to Vendor.

         (c) Reasonable notice will be given by Purchaser to Vendor if it anticipates significant differences in its forecast and by Vendor to Purchaser if it anticipates significant differences in production capabilities to forecast.

                                                 * Confidential portion has been
                                                    omitted and filed separately
                                                             with the Commission

         (d) By written notice to Vendor, Purchaser may increase the quantities or vary scheduled delivery dates for Grips subject to firm orders, and Vendor agrees to use its reasonable best efforts to accommodate such changes. Vendor may charge Purchaser for incremental costs incurred in connection with any material changes to firm orders.

2.3 Shipping and Delivery. Vendor hereby agrees as follows:

         (a) Vendor shall preserve, package, handle, pack and insure all Grips so as to protect the Grips from loss or damage, in conformance with good commercial practice, government regulations, and other applicable standards.

         (b) All Grips shall be shipped F.O.B. Vendor's production facility in New Bedford, Massachusetts. Title and risk of loss or damage to any shipment of Grips sold by Vendor to Purchaser hereunder shall pass to Purchaser upon delivery by Vendor to the common carrier for delivery to customers of Purchaser.

         (c) Vendor hereby guarantees that a minimum of ninety percent (90%) of all shipments of Grips to customers of Purchaser in a given month will be made by Vendor in the specified quantity and within the time for such delivery specified by Purchaser on at least two business days notice with respect to Grips that are subject to firm orders. Vendor will use its reasonable best efforts to provide Grips in the quantities and within the time period requested by Purchaser to the extent such quantities vary from those provided for in a firm order. In the event Vendor fails to make any delivery of Grips within the required time period for firm orders, Vendor shall ship all Grips applicable to such order via a premium shipping method and shall pay all shipping costs associated therewith.

                                   ARTICLE III
                                     PRICING

3.1 Initial Purchase Price for Grips. Purchaser and Vendor hereby agree that the purchase price per Grip ordered by Purchaser hereunder shall be a base price of [ * ] per Grip for 1997 and 1998, and [ * ] thereafter, which shall include all applicable shipping and packaging charges. The parties hereby acknowledge that the minimum volume requirements set forth in Section 2.1 and the initial price provisions set forth in this Section 3.1, together with the terms of the Lease Agreement, have been negotiated between the parties hereto at arm's length and are integral elements of the transactions between Purchaser and Vendor.

3.2 Price Changes.

         (a) Notwithstanding Section 3.1 hereof, the parties agree that: (i) Vendor will use its reasonable best efforts to continually improve its Grip manufacturing operations, will share with Purchaser equally in all cost savings that result in a cost of goods sold (i.e., the cost of raw materials, cost of direct labor, and incremental overhead added due to this supply contract) below the base price per Grip set forth in Section 3.1, in the form of reductions in the base price of Grips, and will make available to Purchaser such data and other information as Purchaser may periodically request to assess Vendor's cost of goods sold, and (ii) the purchase price for Grips will, pursuant to mutual agreement not to be unreasonably withheld, be adjusted for material increases or decreases in the prices of raw materials which, in the case of raw materials increases, are not offset by production efficiencies. A material change in the prices of raw materials shall mean an increase or decrease of 5% over a 12 month period in overall raw material costs.

         (b) Purchaser hereby grants to Vendor options to purchase its common stock upon the terms set forth in Schedule 3.2(b)(A). In this connection, Vendor acknowledges that as the supplier of Purchaser's Grips it will have access to Purchaser's production forecasts and other confidential or proprietary information. Accordingly, Vendor agrees that for so long as it is a supplier of products to Purchaser, it will comply with Purchaser's insider trading policy attached as Schedule 3.2(b)(B), as the same may be amended from time to time by Purchaser, together with all applicable securities and other laws, in connection with any purchase or sale of Purchaser's options or common stock underlying such options (collectively, "Securities"). In addition, Vendor represents, warrants, and agrees as follows: (i) Vendor is an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act of 1933, as amended (the "Act"); (ii) Vendor has such knowledge and experience in financial and business matters that it is capable of understanding and evaluating the merits and risks of an acquisition of Securities, and is financially capable of bearing the risk of its investment in such Securities; (iii) Vendor understands and acknowledges that an investment in the Securities of Purchaser involves a high degree of risk; (iv) Vendor has received from Purchaser and has carefully reviewed and understands all reports filed by the Purchaser with the Securities and Exchange Commission (the "Commission") under the Securities and Exchange Act of 1934 (the "Exchange Act") since December 31, 1995, and such other documents as Vendor has requested (collectively referred to as the "Purchaser Disclosure Materials");
(v) Vendor has had an opportunity to ask questions of and to receive answers from Purchaser concerning the Purchaser Disclosure Materials and the affairs and prospects of Purchaser in general, and desires no further information pertaining to Purchaser; and (vi) Vendor is purchasing the shares of common stock for its own account, for investment purposes only and not with a view to immediate resale or distribution either in whole or in part. Furthermore, Vendor understands and agrees that (x) the Securities cannot be resold in whole or in part unless they are registered or sold pursuant to an exemption from registration; and (y) a legend will be placed on the certificates representing the Securities indicating that such Securities have not been registered under federal or state securities laws and are subject to restrictions on sale until they are so registered. Any requests for transfer prior to registration by Vendor must be accompanied by an opinion of counsel in form and substance and from counsel acceptable to Purchaser.

         (c) Purchaser shall cause the shares underlying the options to be registered for resale under the Securities Act of 1933, as amended, as promptly as reasonably practicable.

3.3 Payment of Invoices.

         (a) Purchaser shall pay all shipping and rigging costs associated with the shipment of the equipment to Vendor's plant pursuant to the Lease Agreement; provided, that Vendor acknowledges that Purchaser shall receive a credit against initial invoices under this Agreement for 50% of such costs and that the remaining 50% of such costs shall be added to the initial lease balance under the Lease Agreement.

         (b) The invoiced value of each shipment of Grips shall be determined upon delivery of such shipment of Grips to Vendor's shipment department. All invoices shall be due and payable by Purchaser net ten (10) days from the date of invoice through June 30, 1997, and net forty-five (45) days thereafter.

         (c) The amount due Vendor for each order of Grips supplied by Vendor hereunder shall be determined by multiplying the total number of Grips covered in Vendor's invoice(s) therefor by the applicable base prices. Purchaser shall be responsible for all freight, insurance, taxes, and other charges.

                                   ARTICLE IV
                              QUALITY AND WARRANTY


4.1 Conformance to Specifications.


         (a) All  Grips  will be  produced  at  Vendor's  plant at New  Bedford,
Massachusetts,   or  at  any  other  location  acceptable  to  Purchaser,  which acceptance will not be unreasonably withheld.

         (b) Vendor warrants to Purchaser that it will maintain an objective quality program with respect to the production of all Grips supplied pursuant to this Agreement, which program will be in accordance with the technical and aesthetic specifications (the "Specifications") established by Purchaser and delivered to Vendor within two business days following the date hereof, as the same may be amended from time to time by written agreement of the parties hereto.

         (c) Purchaser shall have the right to inspect, at Vendor's plant, Grips and manufacturing processes for Grips. Any inspection of Grips shall be prior to shipment; manufacturing processes may be inspected at any time during the term of this Agreement. Purchaser's inspection may be for any reason reasonably related to this Agreement, including to assure Vendor's compliance with the Specifications. Vendor shall provide adequate space and other facilities to Purchaser at its plant to oversee the production and shipment of Grips and to facilitate research and development as provided in Section 6.1.

         (d) Grips that are deemed by Purchaser to be defective shall be returned immediately by Purchaser to Vendor. Vendor shall, as soon as reasonably practical, but not more than ten (10) days from receipt of the defective Grips, replace such Grip shipment with a substitute shipment that meets the Specifications. Purchaser shall be credited for any returned Grips which are defective.

4.2 Warranties. Seller warrants that all Grips shall: (i) be manufactured, processed, and assembled by Seller at its New Bedford, Massachusetts facilities;
(ii) conform to the Specifications; (iii) be free from defects in design, material, workmanship, and performance; and (iv) be free and clear of all liens, encumbrances, and other claims against title. All warranties specified in the preceding sentence shall survive any inspection, delivery, acceptance, or payment by Purchaser and be in effect for the longer of Vendor's normal warranty period or one year from the date of acceptance of the Grips by Purchaser.

                                    ARTICLE V
                          OWNERSHIP AND CONFIDENTIALITY

5.1 Ownership of Grip-related Assets.

         (a) Vendor acknowledges and agrees that all equipment transferred pursuant to the Lease Agreement (unless and until purchased by Vendor thereunder), all Grips produced in connection with this Agreement, all compounds and related formulae pertaining to golf grips, grip designs and tooling designs, cavities and anything of a similar nature which relates to the production of golf grips (but excluding Vendor's own manufacturing processes and techniques), in each case whether in existence or developed or conceived by Purchaser or Vendor during the term of this Agreement, and all intellectual property rights in such material, including, without limitation, any copyrights, patents, trade secrets, trademarks, inventions, ideas and know-how, and the derivative use of and rights in and to such material, as well as the confidential information embodied in any such material, are and shall be the sole and exclusive property of Purchaser.

         (b) Without Purchaser's prior written consent, Vendor hereby agrees that, except as may be provided under Section 6.5, all compounds, formulae or designs relating to golf grips or tooling for golf grips created or developed by Vendor in connection with and during the term of this Agreement and all equipment leased under the Lease Agreement or used by Vendor to fulfill its obligations hereunder shall be used by Vendor only in connection with the production of Grips for Purchaser pursuant to this Agreement.

         (c) Purchaser grants to Vendor the right to use Purchaser's design or other patents and trademarks, and the trademarks of Purchaser's customers, solely to the extent necessary to fulfill its obligations to Purchaser under this Agreement.

         (d) With respect to the items set forth in (a) above, Purchaser shall have the sole and exclusive right to register and hold in Purchaser's name copyrights, trademark registrations, patents, or whatever protection Purchaser may deem appropriate. Vendor shall execute any documents, including assignments of any existing patent or trademark rights or other forms of protection, and provide any assistance as is necessary, at Purchaser's expense, to protect the rights set forth herein.

         (e) The parties agree that items described in (a) above developed during the term of this Agreement shall be deemed works made for hire as defined by the laws of the United States regarding copyrights and therefor owned by Purchaser. In the event and to the extent that they are deemed not to constitute works made for hire, Vendor hereby sells, assigns, and transfers to Purchaser all right, title and interest in and to all such items without the need for consideration additional to the consideration paid to Vendor by Purchaser hereunder. Vendor shall obtain from its personnel any assignment to the Vendor required to make the foregoing assignment to Purchaser of all right, title, and interest in all such items and Vendor shall retain no rights therein and agrees not to contest or challenge Purchaser's rights therein. This assignment and transfer includes all causes of action for all infringements of the rights assigned and transferred and the rights to use and retain the proceeds therefrom.

5.2 Confidential and Proprietary Information. Vendor and Purchaser hereby acknowledge and agree that in connection with the performance of their obligations herein, a party may be provided with or shall otherwise be exposed to or receive certain confidential and proprietary information of the other (or of third parties, such as Purchaser's customers). In Purchaser's case, such confidential and proprietary information may include, but shall not be limited to, information concerning customers, customer orders, specifications and designs relating to golf grips and tooling and other information concerning
Purchaser's grips and products, and, in Vendor's case, information concerning its manufacturing and production techniques (all of the foregoing shall be deemed "Proprietary Information" for purposes of this Agreement). Each party agrees that any and all Proprietary Information which is disclosed to the other party or to which the other party has access to based upon this Agreement shall be and shall remain the sole and exclusive property of such party, and that the other party shall not in any way reveal, disclose or use such information other than in accordance with this Agreement or except as specifically directed by the disclosing party. The term "Proprietary Information" does not include information which: (i) becomes generally available to the public other than as a result of a disclosure by a party contrary to the terms of this Agreement; (ii) was available on a nonconfidential basis prior to its disclosure; or (iii) becomes available on a non-confidential basis from a source other than the other party, provided such source is not contractually obligated to keep such information confidential.


                                   ARTICLE VI
                              ADDITIONAL AGREEMENTS

6.1 Cord Grips. The parties acknowledge and agree that this Agreement covers the purchase and sale of rubber injected golf grips, and that Purchaser also markets and sells cord grips. Vendor desires to have the opportunity to produce such grips for Purchaser. Purchaser hereby agrees to consider enabling Vendor to produce the cord grips on behalf of Purchaser once full production of Grips has been achieved and subject to other appropriate factors, such as preexisting supplier relationships.

6.2 Research and Development; Tooling.

         (a) The parties acknowledge and agree that one of Purchaser's principal purposes for entering into this Agreement is to have access to Vendor's research and development capabilities, and that Vendor will essentially perform research and development activities on Purchaser's behalf during the term of this Agreement. Vendor hereby agrees that, during the term of this Agreement, it will actively pursue and fund research and development efforts related to the development of compounds, Grips, manufacturing processes and similar matters, and will supply all technical, engineering, and quality control support necessary to develop or produce new Grip compounds and products, including, on an as needed basis (which Vendor acknowledges may be full time), a chemist.

         (b) During the term of this Agreement Vendor shall be responsible for procuring all necessary equipment, tooling, facilities, employees and other items necessary for it to fulfill its obligations hereunder.

         (c) Notwithstanding the foregoing, Purchaser agrees to pay for all product profile design expenses and the cost of all prototype and production cavities used in the development or production of new Grip products; provided, however, that Vendor agrees to procure on behalf of Purchaser at mutually agreed upon prices all such cavities.

6.3 Management Information Systems. Vendor will provide to Purchaser all software, formats and other resources necessary to enable Purchaser and Vendor to communicate in real time via computer link-up.

6.4 Training. Purchaser agrees to provide necessary training to Vendor's shipping personnel as well as all computer hardware and peripherals related to product shipping.

6.5 Sales of Grips and Golf Products to Third Parties. During the term of this Agreement, Purchaser agrees that Vendor may sell golf grips to third parties with Purchaser's prior written consent, which consent may not be unreasonably withheld. Any agreement with respect to sales of golf grips to third parties shall provide for Purchaser to receive a royalty of 3 to 5% of the base price of such grips as may be mutually agreed upon. Any such royalty shall terminate upon any termination of this Agreement by Vendor arising out of a material breach of this Agreement by Purchaser, or upon expiration of this Agreement, and three (3) years after any termination by Purchaser by reason of material breach by Vendor. Vendor further agrees that, during the term of this Agreement, (i) if it is approached by any third party about producing grips it will direct the prospective customer to Purchaser to determine whether it would be appropriate for such prospective customer to sell grips under Purchaser's trademarks and through its distribution channels on terms mutually agreed upon, and (ii) in the event Vendor determines to develop and/or produce any other golf products it will consult with Purchaser first to determine whether it would be appropriate for those products to be marketed and sold under Purchaser's trademarks and through its distribution channels.

6.6 Insurance.

         (a) Without in any way limiting any of the obligations of Vendor set forth herein, Vendor hereby agrees to maintain all insurance that may be required under the laws, ordinances, and regulations of any governmental authority, together with the following: (i) workers' compensation insurance as prescribed by applicable law and employer's liability insurance with limits of liability not less than $100,000 per employee; (ii) comprehensive general liability insurance with limits of liability not less than $1,000,000, with umbrella coverage of $20,000,000, including coverage for its inventory of Grips, supplementary coverages for contractual liability assumed under this Agreement, personal injury liability with the "employee" and "contractual" exclusions deleted, and broad form property damage liability; (iii) in addition, if automobiles are to be used in the performance of Vendor's obligations hereunder, Vendor shall maintain automobile bodily injury and property damage liability insurance with limits of liability not less than $1,000,000 extending to owned, non-owned, and hired automobiles used in the performance of this Agreement which is in compliance with all applicable laws, rules, and regulations; and (iv) business interruption insurance with limits of liability not less than $1,000,000 with umbrella coverage of $20,000,000.

         (b) The insurance specified in (a)(i) above shall contain an assignment of statutory lien. The insurance specified in (a)(ii), a(iii), and (a)(iv) above shall: (i) name Purchaser, its directors, agents, and employees as additional insureds in matters covered by this Agreement; (ii) provide that such insurance is primary coverage with respect to all insureds; (iii) contain a standard cross liability endorsement that provides that the insurance applies separately to each insured and that the policies cover claims or suits by one insured against another; and (iv) not be terminated, canceled, or substantially changed without thirty (30) days prior written notice to Purchaser.

         (c) Upon Purchaser's request, Vendor shall provide Purchaser with certification by a properly qualified representative of the insurer of the names of insureds, the type and amount of coverage, the location and operations to which the insurance applies, the expiration date, and the insurer's agreement to provide written notice to Purchaser at least thirty (30) days prior to the effective date of any termination, cancellation, lapse, or material change in the policy.

         (d) All insurance policies required shall be issued by companies licensed to transact business in the state of Massachusetts who hold a current rating of not less than A according to Best's Insurance Reports.

         (e) Vendor's obligations to maintain the insurance required herein, and to provide evidence of same, shall survive for a period of three (3) years beyond the termination, cancellation, or expiration of this Agreement.

6.7 Financial Information. Purchaser and Vendor agree to provide the other with the following information:

         (a) As soon as available but in any event within forty-five (45) days after the end of each of the first three calendar quarters in each fiscal year, unaudited consolidated financial statements, including statements of operations and cash flows for such quarter and for the period from the beginning of the fiscal year to the end of such quarter and balance sheets as of the end of such quarter, setting forth in each case comparisons to the corresponding period in the preceding fiscal year, and all such statements will be prepared in accordance with generally accepted accounting principles, consistently applied, subject to normal year-end audit adjustments and excluding footnote disclosures;

         (b) As soon as available but in any event within ninety (90) days after the end of each fiscal year, audited consolidated financial statements, including statements of operations and cash flows for such fiscal year and balance sheets as of the end of such fiscal year, setting forth in each case comparisons to the corresponding period in the preceding fiscal year, and all such statements will be prepared in accordance with generally accepted accounting principles, consistently applied.

         (c) With reasonable promptness, such other information and data concerning such party as the other party may reasonably request.


                                   ARTICLE VII
                              TERM AND TERMINATION;
                                 MATERIAL BREACH

7.1 Term of Agreement. This Agreement shall commence on the Effective Date and continue for an initial term of ten (10) years. Thereafter, Purchaser shall have the right to renew this Agreement for three additional terms of five (5) years.

7.2 Certain Breaches by Vendor. The following sets forth specific remedies for certain breaches of this Agreement by Vendor as follows. With respect to any shipment of Grips that is not delivered within the guarantee set forth in
Section  2.3(c)  above or that fails to meet the  Specifications  referenced  in
Section 4.1(b) above, Vendor shall promptly reimburse Purchaser for any loss in gross margin arising therefrom, whether pursuant to a cancellation of the customer's order, a reduction in the price of Grips to the customer or otherwise. If Vendor fails to meet delivery schedules or Specifications with respect to Grips representing more than 10% of the aggregate dollar value of all Grips shipped in any given calendar quarter, such failure shall constitute a material breach pursuant to which Purchaser, at its option, may terminate the Agreement and/or seek damages or other relief against Vendor pursuant to the provisions of Section 9.2 hereof.

7.3 Certain Breaches by Purchaser. The following sets forth specific remedies for certain breaches of this Agreement by Purchaser as follows:

                                                 * Confidential portion has been
                                                    omitted and filed separately
                                                             with the Commission

         (a) If Purchaser fails to pay for any shipment of Grips within the time set forth in Section 3.3(b) above following written notice thereof, it shall pay interest on any outstanding overdue balance at the rate of 12% simple interest per annum (other than overdue balances with respect to which a bona fide dispute exists).

         (b) Purchaser shall have a grace period of ten (10) days with respect to the provision of forecasts and firm orders required pursuant to Section 2.2(a) of this Agreement. Thereafter, it shall pay a penalty of $500 per day with respect to late forecasts or firm orders.

         (c) If Purchaser fails to provide a firm order or forecast prior to the expiration of any grace period provided under Section 2.2(b) more than two times within any given calendar year, or more than $200,000 of invoices become overdue at any given time, such failure shall constitute a material breach pursuant to which Vendor, at its option, may terminate the Agreement and/or seek damages or other relief against Purchaser pursuant to the provisions of Section 9.2 hereof.

         (d) If, during the term of this Agreement, Purchaser purchases more than [ * ] Grips but less than [ * ] Grips on an annualized basis in any calendar year, Purchaser shall pay to Vendor promptly following the end of such calendar year an amount equal to [ * ] minus the number of Grips actually purchased multiplied by the average gross margin that Vendor realized on Grips which it sold to Purchaser during the calendar year; provided, however, that Purchaser's failure to purchase at least [ * ] Grips in any two calendar years, or at least [ * ] Grips in any one calendar year, shall constitute a material breach pursuant to which Vendor, at its option, may terminate the Agreement and/or seek damages or other relief against Vendor pursuant to the provisions of
Section 9.2 hereof.

7.4 Termination. Notwithstanding Section 7.1, either party may terminate this Agreement immediately and at any time if the other party commits a material breach of this Agreement, and such party fails to cure the breach within thirty
(30) days after receiving a notice of such breach from the non-breaching party (or such other specific period as is set forth herein). In addition to those described in Section 7.2 and 7.3 above;

         (a) A material breach of this Agreement with respect to Vendor shall include, but not be limited to, the following: (i) Vendor fails to achieve full production of Grips by February 15, 1997; (ii) Vendor makes an assignment for the benefit of creditors or files any petition or action under any bankruptcy, reorganization, insolvency or moratorium law, or any other law or laws for the relief of, or relating to, debtors; or (iii) Vendor materially breaches or commits an event of default under the Lease Agreement; and

         (b) A material breach of this Agreement with respect to Purchaser shall include, but not be limited to, the following: (i) Purchaser makes an assignment for the benefit of creditors or files any petition or action under any bankruptcy, reorganization, insolvency or moratorium law, or any other law or laws for the relief of, or relating to, debtors, or (ii) Purchaser materially breaches the Lease Agreement.

         (c) Upon any termination of this Agreement by Purchaser arising out of a material breach by Vendor or upon expiration of the term of this Agreement, Vendor agrees to promptly and fully assist Purchaser in the orderly transition of Grip production operations to Purchaser or another third party, as Purchaser may determine, and, upon Purchaser's request, to sell or transfer to Purchaser or to assist Purchaser in selling or transferring to a third party designated by Purchaser all equipment used by Vendor in its Grip production operations at the fair market value thereof, as determined by a third party appraiser mutually agreed upon by the parties, or in the absence of such agreement, selected by the mediator designated in Schedule 9.2.

7.5 Force Majeure. In the event of any failure by Vendor in the performance of this Agreement as a result of actions or events not under the control of Vendor (including, but not limited to, acts of God, regulation or law or other action of any government, war or insurrection, civil commotion, destruction of production facilities or materials by earthquake, fire, flood, or storm, labor disturbances, epidemic, or failure of suppliers, public utilities, or common carriers), Vendor agrees to employ reasonable best efforts to fully resume its performance hereunder and, during any period in which Vendor's performance hereunder is delayed or interrupted by reason of force majeure events, to use reasonable best efforts to establish temporary facilities and to provide necessary equipment or personnel to enable Vendor to fulfill Purchaser's requirements for Grips, or to cooperate in enabling Purchaser or another third party to fulfill Purchaser's requirements for Grips, as Purchaser shall determine. Nothing herein shall relieve Vendor of its obligations under this Agreement, nor affect Purchaser's rights or remedies, in the case of a force majeure event.

7.6 Voluntary Termination by Purchaser. Purchaser shall have the right to terminate this Agreement with Vendor at any time by giving Vendor written notice of termination and paying to Vendor a termination fee determined in accordance with Schedule 7.6.

7.7 Exercise of Rights of Termination. Neither Vendor nor Purchaser shall, solely by reason of the bona fide exercise of rights to terminate or suspend this Agreement, be liable to the other for compensation, reimbursement, or damages either on account of present or prospective profits on sales or anticipated sales or on account of expenditures, investments, or commitments made in connection therewith, provided, that, such termination shall not affect the rights or liabilities of the parties with respect to any amounts owing by either party to the other prior to termination.


                                  ARTICLE VIII
                  REPRESENTATIONS AND WARRANTIES OF THE PARTIES

      Each party hereto represents and warrants to the other party hereto:

8.1 Organization and Qualification. The party is a corporation duly organized, validly existing, and in good standing under the laws of its state of incorporation, and has the requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted in every jurisdiction where the failure to do so would have a material adverse effect on its business, properties, or ability to conduct the business currently conducted by it.

8.2 Authority Relative to this Agreement. The party has the requisite power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by such party and the consummation by such party of the transactions contemplated hereby have been duly authorized by such party, and no other corporate proceedings on the part of such party are necessary to authorize this Agreement and such transactions. This Agreement has been duly executed and delivered by such party and constitutes a valid and binding obligation of such party, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity.

8.3 No Conflicts. The party is not subject to, or obligated under, any provision of (i) its Certificate of Incorporation or Bylaws, (ii) any material agreement, arrangement, or understanding, (iii) any material license, franchise, or permit, or (iv) any law, regulation, order, judgment, or decree, which would be breached or violated, or in respect of which a right of termination or acceleration would arise, or pursuant to which any encumbrance on any of its or any of its subsidiaries' material assets would be created, by its execution, delivery, and performance of this Agreement and the consummation by it of the transactions contemplated hereby.

8.4 No Consents. No authorization, consent, or approval of, or filing with, any public body, court, or authority is necessary on the part of the party for the consummation by such party of the transactions contemplated by this Agreement.

8.5 Financial Statements. The party has provided to the other party unaudited financial statements for and as of the period ended September 30, 1996, and audited financial statements for and as of the period ended December 31, 1995, all of which financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved and fairly present the financial position of such party as of the dates thereof and the results of its operations and cash flows for the periods then ended, subject in the case of unaudited financial statements to normal year-end adjustments in the absence of complete footnote disclosure.

8.6 No Litigation. The party is not subject to any legal, administrative, arbitration or other suit, proceeding, claim, action, investigation, or inquiry pending or, to the knowledge of such party, threatened against or involving such party which could have a material adverse effect upon its ability to perform this Agreement or upon its results of operations or financial condition, or which questions the validity of this Agreement or any action taken or to be taken by such party pursuant to this Agreement and, to the knowledge of such party, there is no valid basis for any such suit, proceeding, claim, action, investigation or inquiry.

                                   ARTICLE IX
                                  MISCELLANEOUS

9.1. Notices.

         (a) All notices and demands of any kind which either party may be required or desire to serve upon the other under the terms of this Agreement shall be in writing and shall be sent by registered mail, return receipt requested, or by facsimile with confirming copy by registered mail to the receiving party at the address of the receiving party set forth below:

                  If to Purchaser:        Royal Grip, Inc.
                  ---------------         444 W. Geneva
                                          Tempe, Arizona 85282
                                          Phone: (602) 829-9000
                                          Fax: (602) 829-9100
                                          Attn: President

                  If to Vendor:           Acushnet Rubber Company, Inc.
                  ------------            744 Belleville Avenue
                                          New Bedford, Massachusetts 02742-6916
                                          Phone: (508) 998-4004
                                          Fax: (508) 998-4102
                                          Attn: Chief Operating Officer

         (b) Either party may change such address upon written notice to the other party hereto in the manner set forth in this Section 9.1. All notices or demands shall be deemed to have been given when received by the party to whom such notice is sent as evidenced by a receipt signed and dated by a representative of the receiving party.

9.2 Dispute Resolution. Any dispute among the parties hereto shall be resolved in accordance with the dispute resolution procedures attached hereto as Schedule 9.2; provided, that, nothing herein shall preclude any party from seeking or obtaining equitable relief, such as an injunction, or from enforcing any order or judgement of an arbitrator through judicial process.

9.3 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the state of Massachusetts (excluding its, or any other jurisdiction's, choice of law principles).

9.4 Effect of Waiver. No delay or omission to exercise any right, power or remedy accruing to a party upon any breach or default of the other party hereunder shall impair any such right, power, or remedy nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of a party hereto of any breach or default under this Lease must be in writing specifically set forth.

9.5 Severability. Should any part of any provision of this Agreement be held invalid or unenforceable, the invalid or unenforceable part or provision shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose and economic intent of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the parties hereto.

9.6 Assignment and Transferability. Neither party may assign its rights and/or obligations under this Agreement or any interest therein to any other party without the prior written consent of the other party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the permitted assignees, transferees, or successors of Purchaser and Vendor, respectively.

9.7 Survival. The provisions of Sections 5.1, 5.2, 9.2, and 9.3 shall survive termination or expiration of this Agreement (as the case may be) and shall remain at all times in full force and effect.

9.8 Captions. The captions of this Agreement are solely for the convenience of reference and shall not affect its interpretation.

9.9 Entire Agreement.

         (a) This Agreement embodies the entire understanding as of the date of execution hereof between the parties hereto with respect to the subject matter hereof, and supersedes any and all prior agreements, negotiations, understandings, representations statements and writings between the parties. No modification, alteration, waiver or change in any of the terms of this Agreement shall be valid or binding upon the parties hereto unless made in writing and duly executed by both of the parties hereto.

         (b) Purchaser and Vendor agree that the supply of Grips hereunder shall be subject to and governed by the terms and conditions hereof, and none of the terms and conditions set forth on any purchase order or order form, or any invoice relating thereto, shall affect or modify the terms and conditions hereof.

9.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

9.11 Time of Essence. Time is of the essence in this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives on the date and year first written above.

"PURCHASER"                                "VENDOR"

ROYAL GRIP, INC.                           ACUSHNET RUBBER COMPANY, INC.



By:/s/ Robert G.J. Burg, II                By: /s/ Ronald V. Fernandes
   -------------------------------            ---------------------------
Name:   Robert G.J. Burg, II               Name:   Ronald V. Fernandes
Title:    President                        Title:  Executive Vice President and
                                                   Chief Operating Officer

                                -SCHEDULE 3.2(A)
                                ----------------


                                     OPTIONS



Total:        250,000 shares subject to option

Exercise
Price:        50,000 shares at closing sale price on the date of this Agreement

              200,000 shares at $1.00 above such closing sale price

Vesting
Schedule:     Fully vested immediately

Term:         3 years from the date hereof

                               SCHEDULE 3.2 (b)(B)

                                ROYAL GRIP, INC.
                                POLICY STATEMENT
                     SECURITIES TRADING BY COMPANY PERSONNEL


GENERAL

         As a general rule, it is against the law to buy or sell any securities while in possession of material non-public information relevant to that security (sometimes called "inside information"), or to communicate such information to others who trade on the basis of such information (known a "tipping"), In recent years, Congress has toughened the penalties for trading on or tipping materia inside information and the Securities and Exchange Commission ("SEC") and U.S. Attorneys have aggressively prosecuted such trades and tippers. Until recently, their efforts have concentrated on individuals directly involved in trading abuses. To further deter insider trading violations, Congress has expanded the authority of the SEC and the United States Justice Department, adopting the Insiders Trading and Securities Fraud Enforcement Act and the Securities Enforcement Remedies Act. In addition to increasing the penalties for insider trading and other securities law violations, these laws put the onus on companies and possible other "controlling persons" for violations by company personnel. Accordingly, companies which do not take active steps to adopt preventative policies and procedures covering securities trades by company personnel could face severe consequences.

         In addition to responding to the requirements of the federal securities laws, Royal Grip, Inc (the "Company") is adopting this Policy Statement to avoid even the appearance of improper conduct on the part of anyone employed by or associated with, the Company (not just so-called insiders). We have all worked hard over the years to establish our reputation for integrity and ethical conduct. We cannot afford to have it damaged.

         The consequences of insider trading violations can be staggering:

         For individuals who trade on inside information (or tip information to others)

         o A civil penalty of up to three times the profit gained or loss avoided;
         o A criminal fine (no matter how small the profit) of up to $1 million;
         o        A jail term of up to ten years; and
         o Prohibition from serving as an officer or director of the Company.

         For a company (as well as possibly any supervisory person) that fails to take appropriate steps to prevent illegal trading:

         o A civil penalty of the greater of $1 million or three times the profit gained or loss avoided as a result of the employee's violations; and
         o        A criminal penalty of up to $2.5 million.

         Moreover, if an employee violates the Company's insider trading policy, Company-imposed sanctions, including dismissal for cause, could result from failing to comply with the Company's policy or procedures. Needless to say, any of the above consequences, even an SEC investigation that does not result in prosecution, can tarnish one's reputation and irreparably damage a career.

GENERAL TRADING POLICY

         If a director, officer or any employee has material non-public information relating to the Company, it is our policy that neither that person nor any related person may buy or sell securities of the Company or engage in any other action to take advantage of, or pass on to others, that information. This policy also applies to information relating to any other company, including our customers or suppliers, obtained in the course o employment.

         Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception. Even the appearance of an improper transaction must be avoided to preserve our reputation for adhering to the highest standards of conduct.

         This Policy includes transactions within a 401K.

         Material Information. Material information is any information that a reasonable investor would consider important in a decision to buy, hold, or sell stock, i.e., any information, positive or negative, which could reasonably affect the price of the stock. Examples of events or developments that should be presumed to be "material" in the context of the Company's stock would be events such as the following that have not yet been fully disclosed to the public: regulatory developments, knowledge of a trend in the Company's revenues or earnings, a merger, major litigation, a purchase or sale of substantial assets, changes in dividend policies, the declaration of a stock split, the offering of additional securities, changes in management, significant new products or developments, impending bankruptcy or financial liquidity problems, and the gain or loss of a substantial customer or supplier, or any other significant corporate transaction. These examples are illustrative only and are not intended to be exhaustive examples of material information. Either positive or negative information may be material.

         Non-Public Information. Information is "non-public" until it has been effectively communicated to the marketplace through appropriate news media. In many cases, this may require the passage of several trading days after any initial disclosure.

         Twenty-Twenty Hindsight. Whether a particular item was "material" will be judged with hindsight. Accordingly, when in doubt as to a particular item of information, you should presume it to be material and not to have been disclosed to the public.

         Transactions by Family Members. The very same restrictions apply to your family members and others living in your household (a "Family Member"). Employees are responsible for the compliance of their Family Members with the Company's Policy Statement.

         Tipping Information to Others. Whether the information is proprietary information about our Company or information that could have an impact on our stock price, employees must not pass that information on to others. The above penalties apply, whether or not you derive any benefit from another's actions.

         Inadvertent Disclosure. All employees, officers and directors are reminded to use extreme care to assure that confidential information is not inadvertently disclosed to others. Be particularly careful to avoid discussing any matter that might be sensitive or confidential in public places, such as lobbies, restrooms, airports or restaurants. Meetings in which confidential information is discussed should be conducted behind closed doors. Even inadvertent "leaks" of confidential information can create problems for the Company and its employees, officers and directors.

         Public Announcements. It is improper for an officer, director or employee to enter a trade immediately after the Company has made a public announcement of material information, including earnings releases. As a general rule you should not engage in any transactions until the third day after the information has been released. With respect to earnings releases, as a general rule, you should not engage in any transactions during the period beginning the first day of the last month of the quarter through the third business day after the information has been released.

         Violation. As with the Company's other employee policies, violation of this Policy Statement by an employee of the Company or any of its subsidiaries (or by any Family Member of the employee) is grounds for immediate disciplinary action, including possible dismissal from employment.

III.      SPECIFIC RESTRICTIONS ON TRADING IN ROYAL GRIP, INC. STOCK

         Approval of Trades. To provide assistance in preventing inadvertent violations and avoiding even the appearance of an improper transaction (which could result, for example, where an employee engages in a trade while unaware of a pending major development), all transactions in Company stock (acquisitions, dispositions, transfers, etc.) by directors, officers and their Family Members, must be pre-approved by Tom Schneider. In addition, any employee or Family Member of an employee contemplating a transaction that would result in an aggregate of 250 shares or more of Company stock being traded (either purchased or sold) by such person during any three-month period, must be pre-approved by Tom Schneider. If you contemplate a transaction requiring pre-approval, you should give written notice to Tom Schneider one week in advance.

         These restrictions do not apply to exercises of stock options, which do not require prior approval. Sales of shares of stock acquired from option exercises, however, do require approval.

         The foregoing restrictions apply to the purchase or sale of stock for any fiduciary account (e.g., trustee, executor, custodian) with respect to which the employee, officer, director or Family Member makes the investment decision, regardless of whether the employee, officer, director or Family Member has any beneficial interest in the account.

         In addition, short sales, buying or selling puts or calls or purchases on margin of the Company's stock by any employee, officer, director or Family Member are absolutely prohibited. Any Company stock purchased in the open market must be held for a minimum of six months and ideally longer. (Note that the SEC's short-swing profit rule already prevents executive officers and directors from selling any Company stock within six months of a purchase. We are simply expanding this rule to all officers of the Company and its subsidiaries. However, the rule does not apply to stock option exercises, except to the extent required for officers and directors.)

IV.      CONFIDENTIALITY

         Serious problems could be caused for the Company by unauthorized disclosure of internal information the Company, whether or not for the purpose of facilitating improper trading in the stock. Company personnel should not discuss internal Company matters or developments with anyone outside the Company, except as required in the performance of regular corporate duties.

         This prohibition applies specifically (but not exclusively) to inquiries about the Company which may be by financial press, investment analysts or others in the financial community. It is important that all such communications on behalf of the Company be through an appropriately designated officer under carefully controlled circumstances. Unless you are expressly authorized to the contrary, if you receive any inquires of this nature, you should decline comment and refer the inquirer to Tom Schneider, Bob Burg or Danny Edwards.

COMPANY ASSISTANCE

         Any person who has any question about specific transactions may obtain additional guidance from Tom Schneider. Remember, however, that the ultimate responsibility for adhering to the Policy Statement and avoiding improper transactions rests with you. In this regard it is imperative that you use your best judgement.

CERTIFICATIONS

         Officers and directors will be required to certify their understanding of, and intent to comply with this Policy Statement and may be required to certify compliance on an annual basis. Remember, you are responsible for the compliance of your Family Members with the Company's Policy Statement.

October 9, 1996



         TO: Officers, Directors and Key Employees of Royal Grip, Inc. (the "Company")

         RE: Certification of the Company's Policy Statement on Securities Trading by Company Personnel



         Enclosed is a copy of the Company's new Policy Statement covering securities trading by Company personnel. As you will see from the Policy Statement, the consequences of an insider trading violation can be devastating to both the individual involved and the Company.

         Please take a few minutes to carefully read the enclosed Policy Statement and then return the attached copy of this letter. If you have any questions regarding the Policy Statement, do not hesitate to contact me.

                           Very truly yours,

                           /s/ Tom Schneider

                           Tom Schneider
                           Vice President - Finance



Certification:

        The undersigned hereby certifies that he / she has read and understands, and agrees to comply with, the Company's Policy Statement on Securities Trading By Company Personnel, a copy of which was distributed with this letter.

Date:___________________________


                                 Signature:____________________________________

                                         Name:_________________________________
                                                (please print)

                                         Dept:_________________________________
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                                  SCHEDULE 7.6
                                  ------------


        The termination fee contemplated by Section 7.6 of the Agreement shall be the sum of the following:

        (i) Vendor's up-front costs in establishing manufacturing operations under this Agreement, as shall be mutually agreed upon within 60 days of execution of this Agreement, plus (ii) the fair value of the equipment used by Vendor in conjunction with the production of Grips, which shall be repurchased by Purchaser at the fair value thereof as determined in accordance with Section 7.4(c), plus (iii) $2 million.
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                                  SCHEDULE 9.2
                                  ------------

                          DISPUTE RESOLUTION PROCEDURES

         All claims, disputes and other matters in controversy (herein called "dispute") arising directly or indirectly out of or related to this Agreement, or the breach thereof, whether contractual or noncontractual, and whether during the term or after the termination of this Agreement, shall be resolved exclusively according to the procedures set forth in this Schedule 9.2.

         A. Negotiation. The parties shall attempt to settle disputes arising out of or relating to this Agreement or the breach thereof by a meeting of two designated representatives of each party within five (5) days after a request by either of the parties to the other party asking for the same.

         B. Mediation. If such dispute cannot be settled at such meeting either party within five (5) days of such meeting may give a written notice (a "Dispute Notice") to the other party setting forth the nature of the dispute. The parties shall attempt in good faith to resolve the dispute by mediation in Phoenix, Arizona under the Commercial Mediation Rules of the American Arbitration
Association ("AAA") in effect on the date of the Dispute Notice. The parties shall select a person who will act as the mediator under this Paragraph B within 60 days of the date of the Agreement. If the dispute has not been resolved by mediation as provided above within thirty (30) days after delivery of the Dispute Notice, then the dispute shall be determined by arbitration in accordance with the provisions of Paragraph C hereof.

         C. Arbitration. Any dispute that is not settled through mediation as provided in Paragraph B above shall be resolved by arbitration in Phoenix, Arizona, governed by the Federal Arbitration Act, 9 U.S.C. ss. I et seq, and administered by the AAA under its Commercial Arbitration Rules in effect on the date of the Dispute Notice, as modified by the provisions of this Section C, by a single arbitrator. The arbitrator selected, in order to be eligible to serve, shall be a lawyer with at least 15 years experience specializing in either general commercial litigation or general corporate and commercial matters. In the event the parties cannot agree on a mutually acceptable single arbitrator from the list submitted by the AAA, the AAA shall appoint the arbitrator who shall meet the foregoing criteria. The arbitrator shall base the award on applicable law and judicial precedent and, unless both parties agree otherwise, shall include in such award the findings of fact and conclusions of law upon which the award is based. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The award may only be made for compensatory damages, and if any other damages (whether exemplary, punitive, consequential, statutory or other) are included, the award shall be vacated and remanded, or modified or corrected, as appropriate to promote this damage limitation.

         Notwithstanding the foregoing:

                  (a) Upon the application by either party to a court for an order confirming, modifying or vacating the award, the court shall have the power to review whether, as a matter of law based on the findings of fact determined by the arbitrator, the award should be confirmed, modified or vacated in order to correct any errors of law made by the arbitrator.
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In order to  effectuate  such  judicial  review  limited  to issues of law,  the parties agree (and shall stipulate to the court) that the findings of fact made by the arbitrator shall be final and binding on the parties and shall serve as the facts to be submitted to and relied on by the court in determining the extent to which the award should be confirmed, modified or vacated.

                  (b) Either party shall have the right to apply to any court for an order to enforce any of the ownership and confidentiality provisions contained in the Agreement.

         D. Costs and Attorneys' Fees. If either party fails to proceed with mediation or arbitration as provided herein or unsuccessfully seeks to stay such mediation or arbitration, or fails to comply with any arbitration award, or is unsuccessful in vacating or modifying the award pursuant to a petition or application for judicial review, the other party shall be entitled to be awarded costs, including reasonable attorneys' fees, paid or incurred by such other party in successfully compelling such arbitration or defending against the attempt to stay, vacate or modify such arbitration award and/or successfully defending or enforcing the award.

         E. Tolling of Statute of Limitations. All applicable statutes of limitations and defenses based upon the passage of time shall be tolled while the procedures specified in this Schedule 9.2 are pending. The parties will take such action, if any, required to effectuate such tolling.
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